Exhibit 99.1

Albemarle CFO Paul Rocheleau to resign February 2006; Richard Diemer Named Successor

RICHMOND, Va., August 2, 2005 — Albemarle Corporation (NYSE: ALB) announced today that Paul F. Rocheleau, 51, Albemarle’s senior vice president and chief financial officer, will resign from the company in February 2006 to pursue other personal and professional interests. Rocheleau has served in this role since June 2002 and prior to that served as a director of the company.

Albemarle’s board of directors has elected Richard J. Diemer, Jr., 47, to succeed Rocheleau as Albemarle’s senior vice president and chief financial officer, effective September 1, 2005. Diemer, a former partner with KPMG, has served as Honeywell International’s (and predecessor Allied-Signal Inc.) corporate controller, vice president and chief financial officer of its Specialty Materials business group and most recently as senior portfolio manager – equities.

“We respect Paul’s decision to move on and pursue a number of personal and public initiatives that he cares deeply about. In this era of increased corporate governance in which we do business, I have appreciated Paul’s integrity, his strong financial leadership and his strategic contributions to the growth and success of Albemarle. We all wish Paul the best in his future endeavors, and I am pleased that he will remain with us over the next six months to ensure a smooth transition and to assist me with a number of strategic efforts” said Albemarle president and chief executive officer, Mark C. Rohr.

Rohr continued, “We are delighted to have Rich Diemer join our organization. Rich brings over seventeen years of public accounting experience, including four years in Europe. He has operational finance experience as the former chief financial officer for Honeywell Specialty Materials, and has spent the last three years managing Honeywell’s equity portfolio, gaining extensive exposure to the Wall Street community. We believe Rich’s broad finance experience and leadership will be a tremendous asset to Albemarle. I am thrilled to have Rich join Albemarle’s leadership team.”

“I look forward to working with Mark and his entire management team as Albemarle continues its history of successful and profitable growth” said Deimer.

Albemarle Corporation, headquartered in Richmond, Virginia, is a leading producer of specialty chemicals for consumer electronics; petroleum and petrochemical processing; transportation and industrial products; pharmaceuticals; agricultural products; construction and packaging materials. The company operates in three business segments, Polymer Additives, Catalysts and Fine Chemicals (which includes custom manufacturing services for the life sciences market) and serves customers in approximately 100 countries.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.